Exhibit 99.1

Press Release

For Immediate Release

Contacts: Yee Phong (Alan) Thian
Chairman, President & CEO
(213) 627-9888
David Morris
Executive Vice President & CFO
(714) 670-2488

RBB Bancorp Completes Private Placement of $55 Million of Subordinated Notes

Los Angeles, CA — November 29, 2018 — RBB Bancorp (the “Company”), Los Angeles, California (NASDAQ: RBB), the holding company for Royal Business Bank (the “Bank”) today announced the completion of its private placement of $55 million in fixed-to-floating rate subordinated notes due 2028 (the “Notes”).  The Notes bear a fixed rate of 6.18% for the first five years and will reset quarterly thereafter to the then-current three-month LIBOR rate plus 315 basis points.  The Notes were assigned an investment grade rating of BBB by the Kroll Bond Rating Agency, Inc.

The Company intends to use the net proceeds from the offering, which are anticipated to be approximately $53.4 million after deducting estimated expenses, for general corporate purposes, including providing capital to the Bank and maintaining adequate liquidity at the Company.  The Notes are intended to qualify as Tier 2 capital for the Company for regulatory purposes and the portion that the Company contributes to the Bank are intended to qualify as Tier 1 capital for the Bank.

In connection with the sale and issuance of the Notes, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the purchasers of the Notes pursuant to which the Company has agreed to take certain actions to provide for  the exchange of the Notes for subordinated notes that are registered under the Securities Act of 1933, as amended, and have substantially the same terms as the Notes. Under certain circumstances, if the Company fails to meet its obligations under the Registration Rights Agreement, it would be required to pay additional interest to the holders of the Notes.

Sandler O’Neill + Partners, L.P. served as placement agent for the offering.  Loren P. Hansen, APC served as legal counsel to the Company and Holland & Knight LLP served as legal counsel to the placement agent.

This press release is for informational purposes only and shall not constitute an offer to sell, or the solicitation of an offer to buy the Notes nor shall there be any sale in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  The indebtedness evidenced by the Notes is not a deposit and is not insured by the Federal Deposit Insurance Corporation or any other government agency or fund.

Corporate Overview

RBB Bancorp is a community-based bank holding company headquartered in Los Angeles, California.  RBB has total assets of approximately $3.0 billion. Its wholly-owned subsidiary, Royal Business Bank, is a full service commercial bank, which provides business banking services to the Chinese-American communities in Los Angeles County, Orange County and Ventura County in California, in Las Vegas, Nevada, and now Brooklyn, Queens, and Manhattan in New York.  RBB services include remote deposit, E-banking, mobile banking, commercial and investor real estate loans, business loans and lines of credit, commercial and industrial loans, SBA 7A and 504 loans, 1-4 single family residential loans, automobile lending, trade finance, a full range of depository account products and wealth management services. Royal Business Bank has ten branches in Los Angeles County, two branches in Ventura County, one branch in Irvine, California, one branch in Las Vegas, Nevada, and eight branches and two loan offices in Brooklyn, Queens and Manhattan in New York. The Company's administrative and lending center is located at 1055 Wilshire Blvd., Los Angeles, California 90017, and its finance and operations center is located at 7025 Orangethorpe Avenue, Buena Park, California 90621. RBB Bancorp's website address is www.royalbusinessbankusa.com.

Forward-Looking Statements

This press release may contain a number of forward-looking statements. These statements may be identified by the use of such words as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would," and similar terms and phrases, including references to assumptions.

Forward-looking statements are based on various assumptions and analyses made by us in light of our management's experience and perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the timing and occurrence or non-occurrence of events that may be subject to circumstances beyond our control; general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or  composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non‐financial institutions; our ability to obtain the necessary shareholder and regulatory approvals of any acquisitions we may propose; the amount of costs, fees, expenses, and charges related to the Company’s completed and pending acquisitions; changes in management’s plans for the future; and our ability to realize related revenue synergies and cost savings within expected time frames; changes in legislation, regulations, and policies; other competitive, economic, political, and market factors affecting the Company’s business, operations, pricing, products, and services; and a variety of other matters which, by their nature, are subject to significant uncertainties and/or are beyond our control. More information regarding some of these factors is provided in the Risk Factors section of our Form 10‐K for the year ended December 31, 2017 and in other documents we may file with the SEC.

We have no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release.